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EXHIBIT 99.1
                              US DATAWORKS, #579219
                           MAY 27, 2004, 9:30 A.M. ET
                                      DRG&E
                            CHAIRPERSON: KEN DENNARD

Operator Good morning, ladies and gentlemen, and welcome to the US Dataworks' fiscal fourth quarter earnings conference call. At this time all participants are in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Thursday, May 27, 2004.

                  I would now like to turn the conference over to Mr. Ken Dennard, Managing Partner of DRG&E. Please go ahead, sir.

K. Dennard        Thank you, Kristen, and good morning, everyone. We appreciate you joining us for US Dataworks' conference call to review
                  2004 fiscal fourth quarter and year end results. Before I turn the call over to management I have a few housekeeping details to run through.

                  If you'd like to be on the email distribution list to receive future US Dataworks releases or if you experienced any technical difficulty this morning and did not receive your email, please call our offices at DRG&E and relay that information to us. That number is 713-529-6600.

                  If you would like to listen to a replay of today's call it will be available on US Dataworks' website a couple of hours after the call is through. Additionally there is a telephonic instant replay for the next seven days, 24 hours a day and that information is in the press release on how to access that feature.

                  Please note that information reported on this call speaks only as of today, May 27, 2004 and therefore you are advised that time sensitive information may no longer be accurate as of the time of any replayed listening.



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                  Also as you know, certain statements made in today's
                  conference call or elsewhere by or on behalf of the company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E in the Securities Act of 1934 as amended. These statements are based upon the assumptions that the company believes are reasonable; however, many factors that are discussed under forward-looking statements and cautionary statements in the company's filings with the Securities and Exchange Commission could cause the company's results in the future to differ materially from those of the forward-looking statements made today or in other documents or oral presentations made by or on behalf of the company.

                  A copy of the company's Form 10Ks, 10Qs and other U.S. Dataworks' information and news releases are available at the company's web site.

                  Now with that formal stuff behind us let me introduce today with me is Chuck Ramey, US Dataworks' Chief Executive Officer, and John Reiland, Chief Financial Officer. Now let me turn the call over to Chuck.

C. Ramey Thanks, Ken, and good morning, everyone. We really appreciate everyone joining us today for our first ever earnings conference call as a public company. We look forward to conducting these calls each quarter and regularly communicating the drivers of our business, our progress and successes and the upcoming milestones in this very exciting business sector.

                  Joining me today is John Reiland, our Chief Financial Officer, and from the road, John Figone, our General Counsel. I'll make a few brief comments before I turn the call over to John Reiland.

                  As many of you are aware, we are a development stage company with fantastic opportunities just ahead of us. This past year was a very important year. We successfully recapitalized and restructured the company. We now have a capital structure in place that shareholders should be proud of and we're pleased with our significant revenue growth in fiscal 2004 and believe that we are now on solid financial footing to pursue our tremendous market opportunities.

                  I would now like to turn the call over to John Reiland who will outline our financial performance for the fourth quarter and the fiscal year and then I will come back and give more color on our mission and vision going forward before we open the call for questions.

J. Reiland        Thanks, Chuck. I'd like to run through some of the financial highlights for the fourth quarter and the full year of our income statement and our balance sheet improvements that we've made year-over-year.


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                  For the fourth quarter, revenue was $1,580,000 compared with revenue of $333,000 for the fourth quarter last year. Revenues were positively impacted by the company's recent $1 million technology sharing agreement entered into with a large non-corporate customer in March of 2004. Operating loss for the period was $123,000 compared to an operating loss of $667,000 in last year's fourth quarter.

                  Net loss for the fourth quarter of fiscal year 2004 was $344,000, or 1 cent per share compared to a net loss of $1,271,000, or 11 cents per share for the corresponding period in the prior year. Net loss for the fiscal 2004 fourth quarter included non-recurring noncash charges of approximately $191,000 which were incurred in connection with certain debt conversions and refinancings.

                  For the full year, our highlights include revenue being up 59% to $3,442,000 compared to $2,168,000 for fiscal 2003.

                  Operating loss for fiscal year 2004 was $1,985,000 compared to an operating loss of $1,706,000 for fiscal year 2003.

                  Net loss for the fiscal year ended March 31, 2004 was $7,088,000, or 38 cents per share compared to a net loss of $3,117,000, or 27 cents per share for the fiscal year ended March 31, 2003. The net loss for fiscal 2004 incurred non-recurring noncash charges of approximately $4.8 million. Again they were incurred in connection with certain debt conversions and refinancings.

                  As we previously reported on April 16, 2004 and subsequent to our fiscal 2004 year end, we successfully closed a private placement financing of common stock and warrants that raised $4.6 million of additional equity from 10 institutional and accredited investors. We intend to use these proceeds of this private placement for working capital and other general corporate purposes.

                  For the balance sheet at March 31, 2004, we had $1,200,000 in cash balances and a positive working capital of approximately $450,000. Following our April 16, 2004 private placement, our cash balances exceeded $5.4 million and our working capital was approximately $4.7 million. Our fiscal year 2004 loss from operations was slightly less than $2 million. Accordingly, on the basis of fiscal 2004 operating results, a $4.7 million working capital balance represents to us over two years of operating capital.

                  Chuck, that concludes my formal remarks and I'll turn the call back to you.


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C. Ramey          Thanks, John. We're very pleased to provide such strong
                  results for our fourth quarter of fiscal 2004. Again, the primary focus of fiscal year 2004 was to strengthen the company's balance sheet, capture leadership in the burgeoning accounts receivable conversion market known as ARC and continue to strive toward profitability. Not only did we succeed in each of these but we finished the year with record revenues and by recently raising additional capital, we've increased our efforts toward capturing further market share in ARC, Check 21 and other electronic payment processing solutions.

                  Highlights during the year included the execution of a technology sharing agreement that John mentioned with a major non-corporate customer. This agreement provides for technology sharing with the customer of certain of our proprietary software solutions for their internal use only for which we received a $1 million payment in connection with this transaction.

                  We're extremely pleased with this strategic relationship and the opportunity to provide payment-processing solutions on this scale. As we continue to expand our products and solutions as a result of the market opportunities presented by Check 21, this strategic relationship will become increasingly important.

                  Additional highlights for the year included ARC production rollout at Capital One, Citibank, Chevron and May Stores. Another major highlight was the fact that during calendar year 2003, 76% of all check to ACH conversion transactions were processed using US Dataworks software.

                  Moving from last year's highlights to taking a look at our expanding product offerings, as we mentioned in past conferences and investors meetings, we're transitioning from a traditional software license revenue model to a transactional based revenue model. With check to ACH conversion, known as CTAC, US Dataworks will provide a paper check to electronic transmission solution as part of the Federal Reserve's CTAC product. CTAC will enable banks across the country to electronically process their car loans, mortgage payments and other consumer product payments in collaboration with the Federal Reserve system.

                  To address new opportunities in the marketplace under Check 21 legislation, we've developed Clearing Works which is our trademarked end-to-end automated solution to provide best fit clearing and low cost routing on an item by item basis. Clearing Works will be released in late summer for customer testing.

                  To reiterate, our major successes in the ARC arena can be leveraged in the Check 21 environment. In future conference calls we will be discussing in more detail our new products as they are introduced.


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                  Now before we move to the Q&A portion of the call, I'd just like to make a couple of comments about our future. Since this is our first conference call as a young and growing public company, we want to take the opportunity to share with you what we see as the drivers of our business. In fact, we focus on these four major metrics as we run the business and believe that investors should also key on these metrics over the next several years while following US Dataworks and its performance.

                  Number one is product development milestones. Two is strategic alliances. Three, market share gains. Four, transaction volume.

                  In addition to Clearing Works, we have several other product initiatives underway that we look forward to discussing with you in future conference calls. For competitive purposes we will not elaborate on these initiatives on this call.

                  Regarding strategic alliances, we have historically benefited from reseller agreements with companies such as CSC, Banktech and others. In the Check 21 payment processing environment, we believe strategic alliances will be very important to our continued growth and success. We will be discussing these new alliances in future calls.

                  As fiscal year 2004 has demonstrated, we have a significant market share in the ARC market space and believe we can leverage our position in ARC to gain market share in the Check 21 market over the next 18 to 24 months.

                  Because we are transitioning to a transactional pricing model, the number of transactions under management is a key metric to measure our success. As market share gains are realized and the number of transactions processed increase, revenues and profits will follow.

                  Operator, we will now take questions.

Operator Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you'd like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. Please ask one question and one follow up question and re-queue for any additional questions. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

                  Our first question comes from Rick Federman. Please state your company name followed by your question.

R. Federman       Rick Federman with Federman Investments. Good morning.


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C. Ramey          Good morning.

R. Federman       I'm curious with regard to new product development what kind of R&D expenditures you expect over the next year and is that amount included ... You made an earlier statement about with the cash on hand that's enough to fund operations for the next couple of years. Does that include R&D expenditures? If you'd answer that question first, please.

C. Ramey          I'll have John Reiland answer that.

J. Reiland        Hi, Rick, this is John Reiland.

R. Federman       Good morning.

J. Reiland        Good morning. Let me take a stab at that. Because ongoing and looking forward it's really hard for us to get much color, I will say that the operating results which I referred to for 2004 were the latest 12 month period that we had. They obviously included research and development costs. They also included sales revenues which resulted in a net operating loss of approximately $2 million. We do have approximately $5 million worth of cash, $4.7 million worth of working capital.

                  So I used that metric of how much cash we have relative to how much we used in operating for a prior year because that's the most recent data.

                  To answer your specific question, we manage the company knowing very well what our R&D costs are going to be and our availability of cash reserves to meet that but that's also a function of future sales revenues, future cash flows from operations so I can't really get too specific. Let me just say that we're very comfortable that the product development strategy that Chuck alluded to, we have the sufficient cash resources available to us to adequately attack that in the timeframe that we think is important.

R. Federman       Thank you. The other question is can you comment on what level of revenue is necessary to operate at a break even and what the sales pipeline might look like for the next six to 12 months?

J. Reiland        Again, this is our first conference call. We're going to defer any comments on sales pipeline backlog, that sort of thing.
                  We're early in the game. We're the product of small numbers and relatively large historical license revenue so our revenue model has been choppy in the past.

                  As Chuck alluded to, we are transitioning to a transaction model so I'm going to defer and deflect the sales pipeline question.


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R. Federman       Fair enough.

J. Reiland        In terms of breakeven, our historical, in other words our
                  sequential quarter for June, September and December and this March has run about a 1.3 to 1.5 burn rate, if you will, per quarter. That's included some relatively high and I'm going to say extraordinarily high legal costs in conjunction with our numerous filings with the SEC and our significant capital restructuring that we've done.

                  Don't really see that as a go-forward metric that we'd be incurring that kind of G&A cost. On the other hand, we are fairly aggressive in our development plan so the two may counter each other. It's hard to give much more color than that.

R. Federman       Thank you very much.

Operator Our next question comes from Rich Bafaren. Please state your company name followed by your question.

R. Bafaren        Hi, my company name is RB Venture Capital. My name's Richard
                  Bafaren. My question has to do with the relationship you have with the Federal Reserve in regards to CTAC and where you're planning to take that. I know it's an ACH product. Is it scalable to Check 21? Are there any discussions about taking it to Check 21 level with the Federal Reserve?

C. Ramey Thanks, Rich. The CTAC program certainly provides a platform for Check 21, but it's intended to really extend the reach of the Check to ACH processing out to the far reaches or small banks, etc. It is a program that we are doing in conjunction with the Federal Reserve and we'll be doing joint marketing on that product.

R. Bafaren        Chuck, I do remember at the Red Chip conference you did
                  mention something about doing an executive search for a vice president of sales. What is the status of that right now?

C. Ramey The status is that is still in process and we have been interviewing candidates and we'll continue to do so. Hopefully we will have something that we can report on that at our next conference call. I'm sure we will.

R. Bafaren        You're talking about within one year?

C. Ramey          No.

R. Bafaren        Oh, next quarter?

C. Ramey          Right, yes.


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R. Bafaren        Gotcha. Finally, in regards to the ARC, I know there's a lot of focus for Check 21 but it seems over the past three or four quarters that there haven't been that many announcements for new contracts, whether it be licensing or transactional. I assume at this point it's licensing for the ARC products that you have. Can you comment on that?

C. Ramey That a good observation. I think there is a certain amount of wait and see attitude in the marketplace to see how Check 21 is going to shake out. The need for ARC is certainly still there, the benefits can certainly be demonstrated. We don't believe it's a market that has gone away. It's just actually in its very embryonic stages at this point.

R. Bafaren        Thank you.

Operator Gentlemen, at this time there are no further questions. Please continue with any further remarks that you would like to make.

C. Ramey Thank you, operator. The next few years are going to be very exciting for US Dataworks and we want to thank everyone for their support and look forward to reporting our results and our growth opportunities to you each quarter. Thank you for joining us.

Operator Ladies and gentlemen, this concludes the US Dataworks fiscal fourth quarter earnings conference call. If you would like to listen to a replay of today's conference please dial into 303-590-3000 and use the access code of 579219. We thank you for your participation, you may now disconnect and thank you for using ACT teleconferencing.

                                      END.